Exhibit 99.1

Gaming and Leisure Properties, Inc. Announces Agreements to Accommodate the Proposed Acquisition of Pinnacle Entertainment, Inc. by Penn National Gaming, Inc.

•	Pinnacle Master Lease to be amended to allow for the sale of the operating assets of three properties

•	GLPI to enter into a new Master Lease with Boyd Gaming to include four initial properties

•	GLPI to acquire the real property assets of Plainridge Park Casino and Belterra Park Gaming & Entertainment

Wyomissing, PA. - December 18, 2017 - Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) today announced that the Company entered into agreements with Penn National Gaming, Inc. (NASDAQ:PENN) ("Penn"), Pinnacle Entertainment, Inc. (NASDAQ:PNK) ("Pinnacle") and Boyd Gaming Corporation (NYSE:BYD) ("Boyd") in order to accommodate the proposed acquisition of Pinnacle by Penn.

The Company has agreed to amend the Master Lease with Pinnacle to allow for the sale of the operating assets at Ameristar Casino Hotel Kansas City, Ameristar Casino Resort Spa St. Charles and Belterra Casino Resort. Boyd has entered into an agreement to acquire these operating assets and has agreed to a new Master Lease with the Company. Terms of the new Boyd Master Lease will be similar to the Company’s existing leases with rent initially set at approximately $98.1 million annually. Rent at the remaining properties in the Pinnacle Master Lease will initially be set at approximately $284.7 million annually.

The Company has agreed to acquire the physical assets at Penn’s Plainridge Park Casino and Pinnacle’s Belterra Park Gaming & Entertainment for an aggregate amount of approximately $315.2 million. Plainridge Park will be added to the Pinnacle Master Lease with annual rent of $25.0 million, which will not be subject to any escalators or revenue reset adjustments. Belterra Park will be added to the new Boyd Master Lease with initial annual rent of approximately $7.2 million, which will be subject to the same escalators and revenue adjustments as the other properties in that lease.

Additionally, the Master Lease with Pinnacle will be amended to include an additional $13.9 million of annual fixed rent. This rent will not be subject to adjustment and will be excluded from the calculation of the escalator in the existing master lease. Upon completion of the transaction, the company will have Penn as its tenant under the amended Pinnacle Master Lease and also under the existing Meadows Casino lease. The existing Penn Master Lease will not be impacted by the transaction.

Chief Executive Officer, Peter M. Carlino, commented “We are pleased to partner with our two largest tenants to complete this transaction. Our total annual rent will increase by approximately $46.1 million and we expect the transaction to be accretive for our shareholders at closing. The new Penn will be a stronger tenant with expanded geographical diversification and, with anticipated cost synergies, will have increased free cash flow at the parent level versus the current two separate tenants. Additionally, we are excited to enter into a new lease with Boyd, a highly respected owner and operator of gaming facilities in many markets, and we look forward to working alongside them on potential future opportunities.”

The transaction, which is expected to be funded with a combination of debt and equity, is subject to regulatory approval and is expected to close in the second half of 2018.  Upon completion of the transaction, the company anticipates its ratio of Total Debt to Adjusted EBITDA to remain under 5.0.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the proposed public offering. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to consummate the transactions described above, or to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; the satisfaction of the conditions to closing of each of Penn, Pinnacle and Boyd, including the timely receipt of all necessary regulatory approvals, financing and other matters, as applicable; GLPI’s ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; GLPI’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended from time to time in GLPI’s other investor communications. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI's behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact - Investor Relations

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com
Hayes Croushore
T: 610-378-8396
Email: Hcroushore@glpropinc.com